FILED PURSUANT TO RULE 424(B)(3)

FILE NUMBER 333-235427

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

SUPPLEMENT NO. 1 TO PROSPECTUS DATED FEBRUARY 20, 2020

THE DATE OF THIS SUPPLEMENT IS MARCH 2, 2020

ON MARCH 2, 2020, INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

FILED THE ATTACHED CURRENT REPORT ON FORM 6-K

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2020

Commission File Number: 333-235427

International General Insurance Holdings Ltd.

(Translation of Registrant’s name into English)

74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.  ☐

EXHIBIT

Exhibit Number	Exhibit Description
99.1	Press release dated March 2, 2020 – IGI Reports Preliminary Condensed Unaudited Financial Results for the Full Year 2019 and Issues Updated Business Outlook Guidance
99.2	Press release dated February 24, 2020 – IGI Names New Majority-Independent Board of Directors in Connection with its Business Combination with Tiberius

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

Date: March 2, 2020	By:	/s/ Pervez Rizvi
		Name:	Pervez Rizvi
		Title:	Chief Financial Officer

2

Exhibit 99.1

IGI Reports Preliminary Condensed Unaudited Financial Results for the Full Year 2019 and Issues Updated Business Outlook Guidance

DUBAI, United Arab Emirates, 2 March, 2020 -- International General Insurance Holdings Limited (“IGI” or the “Company”) today reported preliminary condensed unaudited financial results for the full year 2019.

Highlights of full year 2019 unaudited results include:

▪	Reported IFRS profit after tax of $23.5 million for the year ended December 31, 2019, compared to $25.5 million for the year ended December 31, 2018
▪	Net written premiums of $252.1 million for the year ended December 31, 2019, compared to $203.4 million for the year ended December 31, 2018, reflecting year over year growth of 24%
▪	Total investment income, Net, of $10.7 million for the year ended December 31, 2019, compared to $9.1 million for the year ended December 31, 2018
▪	Increase in total book value per share to $2.33 at December 31, 2019 compared to $2.21 at December 31, 2018
▪	Total value creation of 8.8% (defined as growth in tangible book value per share plus dividends per share) for the year ended December 31, 2019
▪	Core operating income of $21.1 million for the year ended December 31, 2019, compared to $28.6 million for the year ended December 31, 2018
▪	Strong balance sheet supported by conservative capital and risk management and no financial leverage

IGI Founder, Vice Chairman and CEO Mr. Wasef Jabsheh said, “2019 was a strong year of growth for our Company. Our results reflect IGI’s ability to quickly take advantage of hardening market conditions, increasing our net written premiums by 24% year-over-year. IGI experienced rate increases of approximately 13% year-over-year across our book of business in 2019. We are experiencing continued momentum in rates, and in the fourth quarter of 2019, rate increases were above 20% on average. Early indications in 2020 suggest pricing momentum is continuing to accelerate. We are seeing notable opportunities in most non-U.S. long-tail specialty lines, downstream energy risks, and specialty lines across the MENA region where there is increasing dislocation and where IGI is particularly well-positioned with a strong presence on the ground. We are optimistic that these market conditions will continue to provide us with more opportunities to leverage our market position to generate continued profitable growth.”

“As part of our strategy to accelerate growth, we made the decision to pursue a listing on the Nasdaq Capital Market through a business combination with Tiberius Acquisition Corporation (NASDAQ: TIBR), a U.S.-based special purpose acquisition company. This transaction, combined with our demonstrated track record of generating consistently strong value for our shareholders, is precisely timed to allow us to deploy new capital to take advantage of rapidly improving rates and conditions across our markets. Our specialty insurance expertise in key lines and differentiated geographic presence in the right markets uniquely positions IGI to capitalize on the opportunities ahead of us. We anticipate that the transaction will close on March 17, 2020.”

“As the founder of IGI – a company that was started in 2002 with an initial $25 million in capital – I could not be more proud of what we as a group have achieved, and the exciting future that lies ahead for us. We will strive to continue to generate consistently attractive risk-adjusted returns for our new shareholders, just as we have for those shareholders who have supported us for the past 18 years, while maintaining the key tenets of the culture that has made us successful since inception.”

Underwriting Results

Gross written premiums were $349.2 million for the year ended December 31, 2019, compared to $301.6 million for the year ended December 31, 2018. The increase in gross written premiums was the result of a number of factors including new business generated, improved renewal pricing, and further refinement of our existing portfolio, all resulting from hardening markets and superior underwriting.

The combined ratio for the year ended December 31, 2019 was 94%, compared to 89% for the year ended December 31, 2018. The increase in the combined ratio was driven by higher year-over-year attritional loss activity in our treaty book written on a net basis. Additionally, a higher proportion of attritional gross losses across the downstream energy and engineering books were below coverage thresholds for our reinsurance program during 2019 and there was a smaller benefit from prior year favorable development across the entire short-tail portfolio. Catastrophe loss events in 2019 were concentrated in the second half of the year and consisted of, among others, the Petronas explosion, Hurricane Dorian and Typhoons Hagibis and Faxai.

Claims and claim expense ratios were 55% and 47% for the years ended December 31, 2019 and 2018, respectively. The claims and claim expense ratios included current accident year catastrophe losses of $16.1 million, or 7.5 points, for the year ended December 31, 2019, and current accident year catastrophe losses of $16.2 million, or 8.9 points, for the year ended December 31, 2018. Favorable development on reserves from prior accident years was 2.9 points for the year ended December 31, 2019, and 4.9 points for the year ended December 31, 2018.

Investment Results

Total investment income, net, was $10.7 million and $9.1 million for the years ended December 31, 2019 and December 31, 2018, respectively, representing year over year growth of 17.6% and net investment yields of 1.8% and 1.7% for the same time periods. Cash and cash equivalents totaled $312.2 million at December 31, 2019, representing over 50% of the investment portfolio. The Company continues to look for opportunities to reposition its investment portfolio to enhance investment yields while maintaining a conservative portfolio consisting of high-quality fixed income securities.

Other

Profit for the year ended December 31, 2019 was $23.6 million compared to $25.5 million for the year ended December 31, 2018.

Core operating income was $21.1 million and $28.6 million for the years ended December 31, 2019 and December 31, 2018, respectively. The decrease in core operating income was primarily driven by a higher combined ratio as well as a $0.5 million revaluation loss on commercial properties owned by associates. Core operating return on average equity was 6.9% for the year ended December 31, 2019, and 9.5% for the year ended December 31, 2018.

Book value per share was $2.33 at December 31, 2019, compared to $2.21 at December 31, 2018, representing growth of 5.4%. Pro-Forma book value per share is estimated to be $8.201 as a result of the business combination with Tiberius Acquisition Corporation.

Business Outlook

In connection with the anticipated closing of the business combination with Tiberius on March 17, 2020, IGI is providing an updated look at current market conditions and business outlook:

1 Assumes no redemptions by Tiberius shareholders and an acquisition price of $387 million assuming 12/31/2019 book value of $317 million (after adding back IGI transaction expenses) and acquisition P/B multiple of 1.22x.

•	Rate momentum is building in virtually all lines of business, with early indications that this is continuing in 2020.
•	The investment portfolio currently remains conservatively positioned with over 50% in cash and call deposits ahead of a planned repositioning of the portfolio into highly-rated fixed income securities.
•	IGI is anticipating that it will resume its long-term double-digit ROE track record during 2021 as it deploys fresh capital from the business combination into an improving market, and the current profitable business translates to reported results.

IGI President Mr. Waleed Jabsheh said, “Looking ahead, we are ready to put fresh capital to work while maintaining the focused and disciplined underwriting that has been a hallmark of IGI since inception. As we think about opportunities in 2020, we are awaiting regulatory approval to write U.S. excess and surplus business in what is becoming a very attractive market; we are evaluating the possibilities of opening a subsidiary company in Belgium to capture opportunities in mainland Europe, post Brexit; and we are committed to maintaining and expanding our broad physical footprint advantage in the MENA and Asian regions, at a time when many of our competitors are reducing or exiting certain classes of business, or closing down operations located within the region.”

To date, IGI has obtained all requisite insurance regulatory approvals for the business combination; 100% of IGI’s shareholders have approved the transaction; and IGI’s new parent holding company has announced a newly reconstituted majority-independent Board of Directors in preparation for the close of the business combination and subsequent Nasdaq Capital Markets public market listing.

IGI intends to close the business combination on March 17, 2020, assuming receipt of Tiberius stockholder approval and the satisfaction of certain other closing conditions. Upon the closing of the business combination, the continuing public parent company will be International General Insurance Holdings Limited, organized in Bermuda, and the existing IGI will become a subsidiary of this Bermuda parent company. It is expected that the Bermuda parent company will be listed on NASDAQ under the ticker symbol “IGIC”.

An updated investor presentation will be filed with the SEC (www.sec.gov) and posted by IGI and Tiberius on their respective websites www.iginsure.com and www.tiberiusco.com before the market opens on March 3, 2020.

Summary of Operating Results

The Company’s operating results for the years ended December 31, 2019 and December 31, 2018 are summarized as follows:

	Year Ended December 31,
	2018	2019
	($) in millions except for ratio and per share data
Selected Income Statement Data:
Gross written premiums	$301.6	$349.2
Reinsurers’ share of insurance premiums	(98.2)	(97.1)
Net written premiums	$203.4	$252.1
Net change in unearned premiums	(20.1)	(36.6)
Net premiums earned	$183.3	$215.5
Net claims and claim adjustment expenses	(85.3)	(118.1)
Net policy acquisition expenses	(42.0)	(45.4)
Net underwriting results	$56.1	$52.0
Total investment income, net(1)	9.1	10.7
Net realized gain/(losses) on investments	1.3	1.0
Unrealized gain/(losses) on investments	(0.9)	1.3
General and administrative expenses	(35.4)	(39.3)
Other income/(expenses)(2)	(1.2)	(1.4)
Listing related expenses	-	(4.8)
Gain (loss) on foreign exchange	(3.4)	5.7
Profit before tax	$25.6	$25.3
Income tax	(0.1)	(1.7)
Profit for the year	$25.5	$23.6
Basic and diluted earnings per share attributable to equity shareholders	0.18	0.17
Core operating income(3)	28.6	21.1
Return on average equity	8.5%	7.7%
Core operating return on average equity	9.5%	6.9%
Cash dividend per share	$0.03	$0.08
Supplemental Information:
Claims & claims expense ratio(4)	46.5%	54.8%
Policy acquisition expense ratio(5)	22.9%	21.1%
G&A expense ratio(6)	19.3%	18.2%
Expense ratio(7)	42.2%	39.3%
Combined ratio(8)	88.7%	94.1%
CAT losses on accident year basis	8.9%	7.5%
Prior year development / (favorable)	(4.9%)	(2.9%)
Accident year claims and claims expense ratio excluding CAT losses	42.5%	50.2%
Accident Year Combined Ratio	84.8%	89.5%
Selected Balance Sheet Data:
Cash and cash equivalents and term deposits(9)	$260.1	$312.2
Total investments(10)	245.0	292.5
Cash/investments	$505.1	$604.7
Total assets	903.1	1,009.1
Technical reserves, net
Net outstanding claims(11)	$196.8	$236.9
Net unearned premiums(12)	135.7	172.3
Total equity	301.2	312.1
Book value per share(13)	$2.21	$2.33

(1)	Represents net investment income and share of profit or loss from associates, net of (1) net realized gains/(losses) on investments, and (2) unrealized gains/(losses) on investments.
(2)	Represents the sum of (1) other revenues, (2) other expenses and (3) impairment loss on insurance receivables.
(3)	“Core operating income” is calculated as after-tax profit for the period after adjusting for non-recurring items, adding back net realized loss (gains) on investments, unrealized loss (gain) on revaluation of financial assets, fair value changes of held for trading investments, fair value gain on investment property, (loss) gain on foreign exchange and net impairment losses recognized in earnings. For a reconciliation of “core operating income,” a non-IFRS measure, and profit for the period, an IFRS measure, see “Non-IFRS Financial Measures — Core Operating Income.”
(4)	The claims and claim expenses ratio represents net claims and claim adjustment expenses as a percentage of net premiums earned.
(5)	The policy acquisition expenses ratio represents net policy acquisition expenses as a percentage of net premiums earned.
(6)	The general and administrative expense ratio represents general and administrative expenses as a percentage of net premiums earned.
(7)	The expense ratio is the sum of the policy acquisition expenses ratio and the general and administrative expenses ratio.
(8)	The combined ratio is the sum of the claims and claim expenses ratio and the expense ratio.
(9)	Includes cash and cash equivalents and term deposits.
(10)	Includes investments, investment properties and investments in associates, calculated as follows:

	Year Ended December 31,
	2018	2019
	($) in millions except for ratio and per share data
Investments	$200.9	$253.7
Investment properties	30.7	25.7
Investments in associates	13.4	13.1
Total investments	$245.0	$292.5

(11)	Represents gross outstanding claims, net of reinsurance share of outstanding claims.
(12)	Represents gross unearned premiums, net of reinsurance share of unearned premiums.
(13)	Book value per share is calculated by dividing total equity by the number of shares outstanding.

Non-IFRS Financial Measures

In presenting our results, management has included and discussed certain non-IFRS financial measures. We believe that these non-IFRS measures, which may be defined and calculated differently by other companies, better explain and enhance an understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with IFRS.

Total value creation

In addition to presenting book value per common share determined in accordance with IFRS, we believe that the key financial indicator for evaluating our performance and measuring the overall growth in value generated for shareholders is “total value creation,” a non-IFRS financial measure.

The following table presents a reconciliation of “book value per common share” to “total value creation.”

	Equity Amount	Common Shares	Per Share Amount
	($) in millions, except per share data
2018 Book Value	$301.2	136.4	$2.21
Non-IFRS adjustments:
Intangible assets	2.9		$0.02
Tangible Book Value (A)	298.2		$2.19
2019 Book Value	$312.1	134.0	$2.33
Non-IFRS adjustments:
Intangible assets	3.9		$0.03
Tangible Book Value (B)	308.3		$2.30
2019 dividends (C)	10.8		$0.08
2019 Total Value Creation (B + C – A)			$0.19
2019 Total Value Creation % ((B + C – A) / A)			8.8%

Core operating income

In addition to presenting profit for the period determined in accordance with IFRS, we believe that showing “core operating income,” a non-IFRS financial measure, provides investors with a valuable measure of profitability and enables investors, rating agencies and other users of our financial information to more easily analyze our results in a manner similar to how management analyzes our underlying business performance.

Core operating income is calculated by the addition or subtraction of certain income statement line items from profit for the period, the most directly comparable IFRS financial measure, as illustrated in the table below:

	Year ended December 31,
	2018	2019
	($) in millions
Profit for the period	$25.5	$23.6
Non-IFRS adjustments:
Net realized (gains) on investments	(1.3)	(1.0)
Net impairment losses recognized in earnings	0.0	(0.0)
Unrealized loss (gain) on investments	0.9	(1.3)
Listing related expenses	-	4.8
(Gain) / Loss on foreign exchange (tax adjusted)(1)	3.4	(4.9)
Core operating income	$28.6	$21.1
Average shareholders’ equity(2)	301.3	306.7
Return on average equity	8.5%	7.7%
Core operating return on average equity	9.5%	6.9%

(1)	Represents 2019 Gain / Loss on foreign exchange adjusted for the tax expense of $0.8 million.
(2)	Average shareholders’ equity as of any date equals the shareholders’ equity at such date, plus the shareholders’ equity as of the same date of the prior year, divided by 2.

“Core operating income,” a non-IFRS financial measure, measures the performance of our operations without the influence of after-tax gains or losses on investments and foreign currencies and other items as noted in the table above. We exclude these items from our calculation of “core operating income” because the amount of these gains and losses is heavily influenced by, and fluctuates in part according to, the availability of investment market opportunities and other factors. We believe these amounts are largely independent of our core underwriting activities and including them distorts the analysis of trends in our operations. We believe the reporting of core operating income enhances an understanding of our results by highlighting the underlying profitability of our core insurance operations. Our profitability is impacted by earned premium growth, the adequacy of our pricing, loss frequency and severity. Over time our profitability is also influenced by underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, IGI’s management of claims, use of reinsurance and ability to manage expense ratio, which we accomplish through management of acquisition costs and other underwriting expenses.

Return on average equity and core operating return on average equity, both a non-IFRS financial measure, represent the returns generated on common shareholders’ equity during the year. Our objective is to generate superior returns on capital that appropriately reward shareholders for the risks assumed.

About IGI:

IGI is a leading international specialist commercial insurer and reinsurer, underwriting a diverse portfolio of specialty lines. Established in 2001, IGI is an entrepreneurial business with a worldwide portfolio of energy, property, construction & engineering, ports & terminals, financial institutions, casualty, legal expenses, general aviation, professional indemnity, marine liability, political violence, forestry and reinsurance treaty business. Registered in the Dubai International Financial Centre with operations in Bermuda, London, Amman, Labuan and Casablanca, IGI always aims to deliver outstanding levels of service to clients and brokers. IGI is rated “A” (Excellent) with a Stable outlook by AM Best and “A-” with a Stable outlook by S&P Global Ratings. For more information about IGI, please visit www.iginsure.com.

About Tiberius:

Tiberius is a blank check company with over $200 million of capital in trust and forward purchase commitments and is led by Michael Gray and Andrew Poole. Tiberius was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more target businesses in the insurance sector. The executives and Board of Directors of Tiberius have greater than 140 years of public company operational, regulatory and insurance public company leadership. Tiberius’ common stock, warrants and units currently are listed on Nasdaq under the ticker symbols “TIBR”, “TIBRW” and “TIBRU”. For more information about Tiberius, please visit www.tiberiusco.com.

Important Information About the Proposed Transaction and Where to Find It:

In connection with the proposed transaction, International General Insurance Holdings Limited (“IGI Holdings”) has filed a registration statement on Form F-4 (the “F-4”) with the Securities and Exchange Commission (the “SEC”) which has been declared effective. The F-4 includes a prospectus with respect to IGI Holdings’ securities to be issued in connection with the proposed business combination and a proxy statement with respect to Tiberius’s stockholder meeting at which Tiberius’s stockholders will be asked to vote on the proposed transaction. Tiberius’s stockholders and other interested persons are advised to read the F-4 and the amendments and supplements thereto and other information filed with the SEC in connection with the proposed transaction, as these materials contain important information about IGI, Tiberius, and the proposed transaction. The proxy statement contained in the F-4 and other relevant materials for the proposed transaction have been mailed to stockholders of Tiberius as of a record date that has been established for voting on the proposed transaction. Stockholders also are able to obtain copies of the F-4 and other documents filed with the SEC, without charge, at the SEC’s website at www.sec.gov, or by directing a request to: Tiberius Acquisition Corp., 3601 N Interstate 10 Service Rd W, Metairie, LA 70002.

Participants in the Solicitation:

Tiberius, IGI, IGI Holdings, and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from Tiberius’s stockholders with respect to the proposed transaction. A list of the names of Tiberius’s directors and executive officers and a description of their interests in Tiberius is contained in Tiberius’s annual report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Tiberius Acquisition Corp., 3601 N Interstate 10 Service Rd W, Metairie, LA 70002, Attention: Bryce Quin. Additional information regarding the interests of such participants is contained in the F-4.

IGI and certain of its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Tiberius in connection with the proposed transaction. A list of the names of such directors and executive officers is included in the F-4.

No Offer or Solicitation:

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Non-IFRS Financial Measures:

This press release includes a discussion of core operating income and total value creation, which are non-IFRS financial measures. These financial measures have not been prepared in accordance with IFRS and include certain adjustments and modifications which would not be permitted in financial measures prepared in accordance with IFRS. However, management uses these measures, and believes that these measures are important, in evaluating its own business. Management also believes that these non-IFRS financial measures are useful to investors and other users of IGI’s financial statements in evaluating IGI’s operating performance because they provide an additional tool to compare business performance across periods and among companies. These non-IFRS financial measures also enable investors to more easily evaluate the underlying financial performance of IGI. The presentation of non-IFRS financial measures is intended to complement, and should not be considered an alternative to, the presentation of IGI’s results under IFRS. In addition, non-IFRS financial measures as presented in this press release may not be comparable to similarly titled measures used by other companies.

Preliminary Financial Data:

The financial results for our year ended December 31, 2019 presented above are preliminary and unaudited. Our actual results may differ from our preliminary results due to the completion of our financial closing procedures, final adjustments, external auditor review of the financial data and other developments that may arise between the date of this press release and the time that financial results for the year ended December 31, 2019 are finalized. Our actual results for the year ended December 31, 2019 may differ materially from our preliminary results disclosed herein (including as a result of year-end closing and audit procedures and review adjustments) and are not necessarily indicative of the results to be expected for any future period. Accordingly, you should not place undue reliance upon these preliminary data. Preliminary estimates of financial results are subject to risks and uncertainties, many of which are not within our control. The preliminary results included herein have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the businesses of Tiberius, IGI and IGI Holdings may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance, projected financial information, statements regarding the anticipated financial impact of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, including without limitation receipt of all required regulatory approvals, and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Tiberius, IGI, and IGI Holdings and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement, (2) the outcome of any legal proceedings that may be instituted against the parties in connection with or related to the business combination agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to the failure to obtain the approval of the stockholders of Tiberius or other conditions to closing in the business combination agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the business combination agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares or warrants on Nasdaq in connection with or following the closing of the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations; (8) the potential inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and the combined company’s ability to retain its key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the demand for IGI’s and the combined company’s services together with the possibility that IGI or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the F-4 and proxy statement relating to the proposed transaction, including those under “Risk Factors” therein, and in Tiberius’ and IGI Holdings’ other filings with the SEC. The foregoing list of factors is not exclusive. In addition, any financial projections and forward-looking statements issued by the parties (including statements about IGI’s anticipated performance in 2020 or 2021) are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Tiberius and IGI. There can be no assurance that IGI’s financial condition or results of operations will be consistent with those set forth in such financial projections and forward-looking statements. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Tiberius, IGI, and IGI Holdings do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

Tiberius Acquisition Investor Contact:

Andrew Poole, Chief Investment Officer

Email: apoole@tiberiusco.com

International General Insurance Investor Contact:

Robin Sidders, Head of Investor Relations

T: + 44 (0) 20 7220 4937

Email: Robin.Sidders@iginsure.com

Exhibit 99.2

IGI NAMES NEW MAJORITY-INDEPENDENT BOARD OF DIRECTORS IN CONNECTION WITH ITS BUSINESS COMBINATION WITH TIBERIUS

IGI Names New Majority-Independent Board of Directors in Connection with its Previously Announced Business Combination with Tiberius Acquisition Corp

Wanda Mwaura To Be Newly Appointed as Independent Director

DUBAI, United Arab Emirates, 24 February, 2020 -- International General Insurance Holdings Limited (“IGI” or the “Company”) today named the full Board of Directors who will hold office upon closing of the previously announced business combination with Tiberius Acquisition Corp (“Tiberius”) and its public market listing on NASDAQ.

Following the closing of the business combination, the Board of Directors of IGI’s new Bermuda-based parent company will consist of seven members, four of whom will be independent directors.

The new Board will have two IGI executive officers: CEO and Founder Wasef Jabsheh, 77, who will serve as Chairman of the Board, and IGI President Waleed Jabsheh, 43.

IGI’s majority-independent Board will include four independent directors:

●	David Anthony, 65, has been on the current IGI Board since 2018, and is an independent insurance consultant, and former Director and senior ratings analyst of S&P Global Ratings as well as former Chairman of its Insurance Ratings Committee;

●	David King, 74, has served on the current IGI Board since 2014, and is currently the Chairman of its Audit and Risk Committee. He has also serves on the Board of IGI’s UK subsidiary and is currently Non-executive Chairman of its Board. In addition, he serves as Chairman of the Board of Directors of Forex Capital Markets Limited, a private UK company, and is a member of its audit and remuneration committees. He formerly held senior positions in China Construction Bank International, The London Metal Exchange, and the Dubai regulatory agency Dubai Financial Services Authority (DFSA);

●	Michael Gray, 59, is CEO of Tiberius, and CEO of The Gray Insurance Company, Chairman of the Louisiana Insurance Guaranty Association, and Director of both American Insurance Association and the Property Casualty Insurers Association of America; and

●	Wanda Mwaura, 47, is a qualified accountant with more than 24 years of audit, accounting, and advisory experience in financial services and reinsurance, with specific expertise in U.S. GAAP, IFRS, SEC and audit committee reporting; internal controls; investments; and business combinations and valuations. Most recently Wanda served as Chief Accounting Officer and Head of External Reporting at PartnerRe. Prior to joining PartnerRe in 2013, Wanda was a Partner at Ernst & Young.

In addition, Tiberius Chief Investment Officer Andrew Poole, 38, will serve as a director.

IGI intends to close the business combination with Tiberius as promptly as practicable following satisfaction of the requisite closing conditions and approvals contained in the Business Combination Agreement. Upon the closing of the business combination, the continuing public parent company will be International General Insurance Holdings Limited, organized in Bermuda, and the existing IGI will become a subsidiary of this Bermuda parent company. We expect that the Bermuda parent company will be listed on NASDAQ under the ticker symbol “IGIC”.

About IGI:

IGI is a leading international specialist commercial insurer and reinsurer, underwriting a diverse portfolio of specialty lines. Established in 2001, IGI is an entrepreneurial business with a worldwide portfolio of energy, property, construction & engineering, ports & terminals, financial institutions, casualty, legal expenses, general aviation, professional indemnity, marine liability, political violence, forestry and reinsurance treaty business. Registered in the Dubai International Financial Centre with operations in Bermuda, London, Amman, Labuan and Casablanca, IGI always aims to deliver outstanding levels of service to clients and brokers. IGI is rated “A” (Excellent) with a Stable outlook by AM Best and “A-” with a Stable outlook by S&P Global Ratings. For more information about IGI, please visit www.iginsure.com.

About Tiberius:

Tiberius is a blank check company with over $200 million of capital in trust and forward purchase commitments and is led by Michael Gray and Andrew Poole. Tiberius was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more target businesses in the insurance sector. The executives and Board of Directors of Tiberius have greater than 140 years of public company operational, regulatory and insurance public company leadership. Tiberius’ common stock, warrants and units currently are listed on Nasdaq under the ticker symbols “TIBR”, “TIBRW” and “TIBRU”. For more information about Tiberius, please visit www.tiberiusco.com.

Important Information About the Proposed Transaction and Where to Find It:

In connection with the proposed transaction, International General Insurance Holdings Limited (“IGI Holdings”) has filed a registration statement on Form F-4 (the “F-4”) with the Securities and Exchange Commission (the “SEC”) which includes a prospectus with respect to IGI Holdings’ securities to be issued in connection with the proposed business combination and a proxy statement with respect to Tiberius’s stockholder meeting at which Tiberius’s stockholders will be asked to vote on the proposed transaction. Tiberius’s stockholders and other interested persons are advised to read the F-4 and the amendments thereto and other information filed with the SEC in connection with the proposed transaction, as these materials contain important information about IGI, Tiberius, and the proposed transaction. The proxy statement contained in the F-4 and other relevant materials for the proposed transaction are being mailed to stockholders of Tiberius as of a record date that has been established for voting on the proposed transaction. Stockholders also are able to obtain copies of the F-4 and other documents filed with the SEC, without charge at the SEC’s website at www.sec.gov, or by directing a request to: Tiberius Acquisition Corp., 3601 N Interstate 10 Service Rd W, Metairie, LA 70002.

Participants in the Solicitation:

Tiberius, IGI, IGI Holdings, and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from Tiberius’s stockholders with respect to the proposed transaction. A list of the names of Tiberius’s directors and executive officers and a description of their interests in Tiberius is contained in Tiberius’s annual report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Tiberius Acquisition Corp., 3601 N Interstate 10 Service Rd W, Metairie, LA 70002, Attention: Bryce Quin. Additional information regarding the interests of such participants is contained in the F-4.

IGI and certain of its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Tiberius in connection with the proposed transaction. A list of the names of such directors and executive officers is included in the F-4.

No Offer or Solicitation:

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

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Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the businesses of Tiberius, IGI and IGI Holdings may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance, projected financial information, statements regarding the anticipated financial impact of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, including without limitation receipt of all required regulatory approvals, and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Tiberius, IGI, and IGI Holdings and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement, (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of Tiberius or other conditions to closing in the business combination agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the business combination agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on Nasdaq in connection with or following the closing of the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (8) the potential inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the demand for IGI’s and the combined company’s services together with the possibility that IGI or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed transaction, including those under “Risk Factors” therein, and in Tiberius’s and IGI Holdings’ other filings with the SEC. The foregoing list of factors is not exclusive. In addition, any financial projections issued by the parties are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Tiberius and IGI. There can be no assurance that IGI’s financial condition or results of operations will be consistent with those set forth in such financial projections. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Tiberius, IGI, and IGI Holdings do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

Tiberius Acquisition Investor Contact:

Andrew Poole, Chief Investment Officer

Email: apoole@tiberiusco.com

International General Insurance Investor Contact:

Robin Sidders, Head of Investor Relations

T: + 44 (0) 20 7220 4937

Email: Robin.Sidders@iginsure.com

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